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CPI CORP.
NEWS FOR IMMEDIATE RELEASE                               FOR RELEASE ___________

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FOR FURTHER INFORMATION, CONTACT:
                        NAME: Alyn V. Essman           FIRM: CPI Corporation
                        ADDRESS: 1706 Washington Ave.  CITY: St. Louis
                        STATE, ZIP: Missouri 63103     TELEPHONE: (314) 231-1575
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                                         FOR FURTHER INFORMATION
                                         AT THE FINANCIAL RELATIONS BOARD
                                         George Zagoudis, Chicago 312/266-7800
                                         After 6:00 p.m. 708/705-7240
                                         Kathy Phelan, New York, NY 212/661-8030


             CPI CORP. ANNOUNCES PRELIMINARY TENDER OFFER RESULTS

St. Louis, MO., November 5, 1996 -- CPI Corp. (NYSE: CPY) today announced the preliminary results of its Dutch auction tender offer which expired Monday, November 4 at 12:00 midnight, New York City time.

The preliminary count by the depository for the offer indicated that 4,446,138 shares were tendered and not withdrawn at $19.00 per share. This number of shares tendered includes 1,747 odd-lot shares and 2,008,550 shares tendered pursuant to guaranteed delivery. CPI preliminarily expects to purchase 2,250,000 shares at such price representing approximately 51% of the shares tendered at the $19.00 price.

The determination of the actual purchase price and final proration factor is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for such shares accepted for payment and return of any shares tendered but not accepted for payment will occur as soon as practicable after determination of the final proration factor.

CPI is a consumer services company with $527.6 million in fiscal 1995 sales from continuing operations, operating over 1,700 retail locations, including 1,029 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 154 Prints Plus wall decor locations and, in a joint venture with Eastman Kodak Co., 524 photofinishing locations.


         CPI corp - 1706 Washington Avenue - St. Louis, Missouri 63103